                                                                     Exhibit 5.1



                      [COOLEY & GODWARD LLP LETTERHEAD]




December 9, 1999


Tularik Inc.
Two Corporate Drive
South San Francisco, CA 94080

Dear Ladies & Gentlemen:


You have requested our opinion with respect to certain matters in connection with the filing by Tularik Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering a public offering of up to 805,000 shares of your common stock (the "Common Stock"). The Common Stock includes an option to purchase an aggregate of 105,000 shares granted by the Company to Pharma Vision 2000 AG and the underwriters.

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, (ii) assumed that the Amended and Restated Certificate of Incorporation, as set forth in Exhibit 3.1 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State and (iii) assumed that the shares of Common Stock will be sold by the underwriters at a price established by the Offering Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By: /S/ Suzanne Sawochka Hooper
     --------------------------
     Suzanne Sawochka Hooper